Exhibit 10.6

XL Capital Ltd 2009 Cash Long-Term Program

Section 1. Purposes of the Plan

                    The purpose of the 2009 Cash Long-Term Program is to advance the interests of XL Capital Ltd and its shareholders by creating a transitional long-term incentive compensation vehicle for calendar year 2009 that is designed to be aligned with the delivery of underwriting results. The Plan is intended to foster a culture of performance, teamwork, accountability and retention for individuals who are selected to participate in the Plan in accordance with these guidelines. The Plan is designed to pay out in cash in annual installments over three years, as set forth below. There are no deferral provisions with respect to the Award Amounts.

Section 2. Definitions

                    “Award Amount” means the amount of a Participant’s award under the Plan that is determined based on the Participant’s Face Value Award and the 2009 Combined Ratio, as set forth in Section 5 below, subject to the other Plan terms set forth herein.

                    “Board” means the Board of Directors of the Company, or in the case of determinations hereunder pertaining to the Chief Executive Officer of the Company, the independent directors of the Board.

                    “Cause” shall mean (i) Participant’s conviction of a felony involving moral turpitude, dishonesty or laws to which the Company or its Subsidiaries are subject in connection with the conduct of its or their business; (ii) Participant’s willful misconduct that is materially injurious to the financial condition of the Company or a Subsidiary; (iii) the Participant’s willful refusal to obey any lawful policy or requirement duly adopted by the Company or a Subsidiary, (iv) Participant’s willful violation of the policies or Code of Conduct of the Company or a Subsidiary, (v) Participant’s willful violation of the underwriting guidelines applicable to the Participant or the underwriting authority of the Participant, or (vi) as defined in an employment agreement between the Participant, the Company and/or Subsidiary.

                    “Code” means the United States Internal Revenue Code of 1986, as amended.

                    “2009 Combined Ratio” means the combined ratio of the Company and its Subsidiaries for the 2009 calendar year as reported by the Company, with the following adjustments determined as of the end of calendar year 2009: (i) net prior year development will be limited to $150 million in aggregate impact (favorable or adverse); and (ii) the impact of the restructuring charges contemplated in the Company’s 2009 planning process will be excluded.

                    “Committee” means the Compensation Committee of the Board, or any successor Committee approved by the Board of Directors.

                    “Company” means XL Capital Ltd.

                    “Disability” means permanent and total disability as determined under the Company’s long-term disability plan covering the Participant.

                    “Face Value Award” is the amount of an award granted under this Plan (expressed in US$) that the Participant would earn for a 2009 Combined Ratio of 99.5%.

                    “Maximum Award” is the maximum Award Amount for any Participant, which shall be 175% of the Participant’s Face Value Award.

                    “Minimum Award” is the minimum Award Amount for any Participant, which shall be 75% of the Participant’s Face Value Award; provided, however, that payments under any Award Amount shall be made only to the extent vested in accordance with the provisions of the Plan.

                    “Named Executive” shall mean the Chief Executive Officer of the Company and any senior executive of the Company whose compensation was disclosed in the last preceding proxy statement pursuant to the federal securities laws and regulations of the United States.

                    “Participant” shall be as defined in Section 3.

                    “Plan” means the XL Capital Ltd 2009 Cash Long-term Program (2009 LTP).

                    “Subsidiary” means any corporation at least fifty percent (50%) percent of the outstanding voting stock of which is owned by the Company.

Section 3. Eligibility

                    Employees of the Company and its Subsidiaries are eligible to participate in the Plan. Except as otherwise set forth in Section 4.F. below, the Committee (or the Board with respect to a Named Executive) shall have the authority to select which of such employees shall participate in the Plan, and each of those so selected shall become a Participant.

Section 4. Administration

                    A. Committee. The Plan shall be administered by the Committee. Subject to Section 4.F. below, the Committee shall have full discretionary power, consistent with the Compensation Committee Charter, to:

(i)	interpret the Plan;

(ii)

determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan (except with respect to Named Executives, in which case the Board shall make such determination);

(iii)	approve the determination of the 2009 Combined Ratio and the adjustments thereto (except with respect to Named Executives, in which case the Board shall have such approval authority);

(iv)	establish the Face Value Award for each Participant (except with respect to Named Executives, in which case the Board shall make such determination); and

(v)	adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper.

                    B. Adjustment to Payments. The Committee (or the Board in the case of a Named Executive) will have the discretion to adjust the payout result in the event of a catastrophic event (or a series of such events) above the normal budgeted catastrophe load, based on the quality of the Company’s underwriting results compared to industry results. The Company retains the right to withhold any payment amounts determined hereunder from any Participant who materially violates the policies or Code of Conduct of the Company or its Subsidiaries or who materially violates the underwriting guidelines applicable to the Participant or the underwriting authority of the Participant.

                    C. Third-party Advisors. The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

                    D. Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee, the Board or the Chief Executive Officer of the Company (the “CEO”) shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee or the Board or the CEO shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee and the Board and the CEO shall be protected and indemnified by the Company, to the fullest extent permitted by applicable law and the Company’s bylaws, in respect of any such action, determination, or interpretation of the Plan.

                    E. Foreign Jurisdictions. The Committee shall have the discretion to modify or amend the Plan, or adopt additional terms and or conditions, as may be deemed necessary or advisable in order to comply with the local laws and regulations of any jurisdiction.

                    F. CEO Authority For Non-Executives. Notwithstanding any provision of this Plan to the contrary, solely in the case of Participants who are not executive officers of the Company (within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended), (i) the CEO shall have the authority to determine which of such nonexecutive officer employees will be Participants in the Plan, (ii) the Committee shall establish the maximum aggregate amount of the Face Value Awards for all such Participants, and (iii) the CEO will have the authority to establish, consistent with the terms hereof, the Face Value Awards for each such Participant.

Section 5. Determination of Awards

                    A. Face Value Award Determinations. Except as otherwise set forth in Section 4.F. above, the Committee (or in the case of any Named Executive, the Board) shall establish the Face Value Award level for each Participant and, in connection therewith, the recommendations of the CEO shall be obtained and taken into account.

                    B. Award Amount Payment. The Award Amount for each Participant shall be the Participant’s Face Value Award, adjusted upward or downward, as set forth in Appendix A hereto, based on the 2009 Combined Ratio. The Award Amount shall not be greater than the Maximum Award nor less than the Minimum Award. So long as the Participant remains continuously employed by the Company or a Subsidiary through the applicable payment date and has not given notice of termination of employment prior to the applicable payment date, (i) one third of the resulting Award Amount will be paid to the Participant on or after January 1, 2010 and on or prior to March 15, 2010, and (ii) an additional one third of such Award Amount shall be paid to the Participant on or after January 1, 2011 and on or prior to March 15, 2011. The remaining one third of the Award Amount shall be subject to further adjustment as described in Section 5.C below, and the resulting remaining adjusted amount, if any, shall be paid to the Participant on or after January 1, 2012 and on or prior to March 15, 2012, so long as the Participant remains continuously employed by the Company or a Subsidiary through the payment date and has not given notice of termination of employment prior to the payment date. For the avoidance of doubt, the third installment of the Award Amount, as adjusted and determined pursuant to Section 5.C below, cannot be less than zero (i.e., prior installment payments of the Award Amount will not be subject to claw-back) and it is subject to the cumulative maximum and minimum set forth in Appendix A.

                    C. Year Three Award Amount Payment. After the end of calendar year 2011 the adjusted Award Amount payable during calendar year 2012 shall be determined by recalculating the 2009 Combined Ratio to take into account subsequent reserve development (based on the methodology below) through calendar years 2010 and 2011, and the third Award Amount installment will be scaled up or down to reflect the revised calculation, applied on a cumulative basis. The 2009 Combined Ratio, as previously computed as of December 31, 2009, will be adjusted for this purpose as follows: (i) 50% of the 2009 accident year net prior year development and 50% of the 2010 accident year net prior year development (as reported on a cumulative basis through year end 2011) will be determined; (ii) that reserve development will be divided by the 2009 calendar year net earned premium and the resulting ratio will then be added or subtracted to/from the 2009 Combined Ratio to derive an adjusted 2009 Combined Ratio; and (iii) the adjusted 2009 Combined Ratio will be measured against the performance grid attached as Appendix A hereto, and the amount payable in 2012 will be adjusted to reflect the aggregate revised payout.

                    D. Cash Payments and No Deferral. All payments under this Plan will be made in cash, and there will be no right of further deferral with respect to any payments under the Plan.

Section 6. Termination of Employment

                    A. Payment Upon Death or Disability. In the event of a Participant’s termination of employment due to his or her death or Disability, the Participant (or his/her estate) shall receive payment, if any, with respect an award as approved by the Committee (or the Board with respect to Named Executives), and any such payment shall be made within sixty (60) days after the Participant’s termination of employment.

                    B. Payment Upon Retirement. In the event of a Participant’s termination of employment due to retirement, the Committee reserves the right to make any or no payment to the Participant in light of all relevant facts and circumstances. The Participant shall have no right to a payment. In the event a payment is made, such payment shall be made within sixty (60) days following the Participant’s termination of employment due to retirement.

                    C. Termination by the Company Without Cause. In the event the Participant’s employment is terminated by the Company not for Cause (including, in the case of a Participant who has an employment agreement with the Company, a termination by the Participant that is deemed to be a termination by the Company without Cause under the provisions of Section 8(d)(iv) of the employment agreement or a termination by the Participant for Good Reason under Section 8(d)(iii) of the employment agreement), the Participant will receive an amount as follows: (i) if such termination of employment occurs during calendar year 2009, the amount paid to the Participant will be the lesser of the Face Value Award or the Award Amount computed based on the 2009 Combined Ratio, and such amount shall be paid to the Participant on or after January 1, 2010 and on or prior to March 15, 2010; (ii) if such termination of employment occurs during calendar year 2010, the amount paid to the Participant will be the lesser of the Face Value Award or the Award Amount computed based on the 2009 Combined Ratio, reduced by any amount previously paid to the Participant in respect of the award, and such amount shall be paid to the Participant on or after January 1, 2011 and on or prior to March 15, 2011; and (iii) if such termination of employment occurs after calendar year 2010 and before the payment date for the third installment of the Award Amount, the amount paid to the Participant will be the lesser of the Face Value Award or the Award Amount computed based on the 2009 Combined Ratio (as adjusted as provided in Section 5.C. above), reduced by any amount previously paid to the Participant in respect of the award, and such amount, if any, shall be paid to the Participant on or after January 1, 2012 and on or prior to March 15, 2012.

                    D. Voluntary Termination of Employment by Participant. In the event of a Participant’s voluntary termination of employment (not including, in the case of a Participant who has an employment agreement with the Company, a termination by the Participant that is deemed to be a termination by the Company without Cause under the provisions of Section 8(d)(iv) of the employment agreement or a termination by the Participant for Good Reason under Section 8(d)(iii) of the employment agreement) or the Participant’s giving of notice of termination of employment, the Participant shall not be entitled to any further payment under the Plan and shall have no rights or interests in the Plan.

                    E. Termination by the Company for Cause. In the event the Participant’s employment is terminated by the Company for Cause or notice of such termination has been given to the Participant, the Participant shall not be entitled to any further payment under the Plan and shall have no rights or interests in the Plan.

Section 7. General Provisions

                    A. No Right to Employment or Participation. No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or to any award made as part of the Plan nor will the Plan be construed as having created an employment contract for any term.

                    B. Not Compensation Under Other Plans. An award made under this Plan shall not be considered “compensation” under any qualified or non-qualified, registered or non-registered employee benefit plan, program or arrangement of the Company and shall not have any effect on the level of benefits provided to or received by a Participant or his/her estate or designated beneficiary, as part of any employee benefit plan of the Company or its Subsidiaries.

                    C. Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

                    D. Plan Not Funded. The Plan shall be unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award made under the Plan.

                    E. Other Long-Term Incentive Arrangements. This Plan is not intended to be the sole and exclusive long term incentive program of the Company in which Participants may be entitled to participate in the ordinary course.

                    F. Reports. The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

                    G. Withholding. The Company may deduct from any payment to a Participant under this Plan any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect thereto.

                    H. No Transfers. No award or rights under this Plan may be transferred or assigned by a Participant other than by will or by the laws of descent and distribution.

                    I. Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the state of New York and applicable federal law, without regard to the conflict of laws provisions of any state or country.

                    J. Section 409A. It is intended that the Plan will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and the Plan shall be interpreted on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve compliance with Section 409A of the Code. It is intended that amounts payable under this Plan will not be considered to be deferred compensation for purposes of Section 409A of the Code by virtue of Treas. Reg. Section 1.409A-1(b)(4). However, if any amount payable hereunder is considered to be deferred compensation for such purposes, notwithstanding any provision to the contrary in this Plan, if a Participant is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treas. Reg. Section 1.409A-1(b)(4)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his or her death (the “Delay

Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 7.J shall be paid to the Participant in a lump sum. No action or failure to act, pursuant to this Section 7.J shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect any Participant from the obligation to pay any tax, interest or penalty pursuant to Section 409A of the Code.

Section 8. Amendment / Termination of the Plan

                    The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time; provided, however, that no amendment, discontinuance or termination of the Plan shall, without the consent of the affected Participant, have a material adverse effect on any Plan award which has been approved by the Committee (or the Board with respect to Named Executives) or the CEO with respect to nonexecutive officer Participants.

APPENDIX A

2009 Combined Ratio*:	Payout Percentage:

93 (or lower)	175.0%
94	162.5%
95	150.0%
96	137.5%
97	125.0%
98	115.0%
99	105.0%
99.5	100.0%
100	95.0%
101	85.0%
102 (or higher)	75.0%

* In the case of a 2009 Combined Ratio which includes a fraction, the associated payout percentage will be interpolated from this table, rounded to the nearest tenth of one percent (0.1%).